Exhibit 21.1

Subsidiaries of Lisata Therapeutics, Inc.

Entity (1)	Percentage of Ownership	Location
Athelos Corporation (2)	99%	United States of America
Lisata Therapeutics Australia Pty Ltd	100%	Australia
Lisata Therapeutics Ireland Limited	100%	Ireland
Lisata Therapeutics KK	100%	Japan
Lisata Therapeutics (U.K.) Limited	100%	United Kingdom

(1) Subsidiaries listed are as of the Company's filing date of February 27, 2025.
(2) As of December 31, 2024, Becton Dickinson's ownership interest in Athelos Corporation was 1.0%.